Exhibit 99.1

McDermott Reports Fourth Quarter and Full-Year 2004 Unaudited Results;
        Fourth Quarter Net Income of $0.61 Per Diluted Share;
                 McDermott Extends Filing of Form 10-K

    NEW ORLEANS--(BUSINESS WIRE)--March 15, 2005--McDermott
International, Inc. (NYSE:MDR) ("McDermott" or the "Company") announced today its unaudited results for the fourth quarter and full year 2004. In addition, McDermott disclosed that it has filed a 12b-25 extension for the Company's Form 10-K report to be filed with the United States Securities and Exchange Commission (the "SEC").

    FORM 10-K EXTENSION

    On December 29, 2004, McDermott received an initial comment letter from the staff of the Division of Corporate Finance of the SEC containing questions and comments regarding the Company's 2003 annual report on Form 10-K. The Company actively responded to the SEC staff's questions, and believes it satisfactorily answered the items contained in the initial correspondence and a January 26, 2005 follow-up letter. However, on March 11, 2005, McDermott received a second follow-up letter from the SEC seeking additional information regarding the Company's accounting for certain loss-generating EPIC projects (the three Spars, Belanak and Carina Aries projects) in the Marine Construction Services segment. Each of these projects was complete at December 31, 2004 and has been delivered to its respective customer. The SEC staff has questioned whether McDermott's accounting for these projects using the percentage-of-completion method was appropriate, or if the completed-contract method of accounting should have been used. Under completed-contract accounting, revenues and profit are not recognized on a project until completion; however, under both methods, project losses are recorded in periods when the losses become evident. McDermott will continue working with the SEC staff to resolve the remaining open items. The Company is utilizing a 15-day filing extension for its December 31, 2004 annual report on Form 10-K in an effort to ensure McDermott's Form 10-K filing reflects the appropriate accounting.
    McDermott's management believes that under either accounting approach, the Company's operating income, net income, cash flow, liquidity and balance sheet will be unaffected as of the period ended December 31, 2004. Accordingly, McDermott is announcing its unaudited financial results for the fourth quarter and full-year 2004 below. If McDermott had accounted for its financial results for these projects using the completed-contract accounting method, reported revenues and costs would have changed materially during the affected years of 2001 through 2004. McDermott has included Exhibit A as part of this release showing management's assessment of the difference in revenues and pretax income for the affected years, between accounting for the loss-generating EPIC projects utilizing the reported percentage-of-completion accounting method and accounting for these projects under the completed-contract method.

    2004 UNAUDITED FINANCIAL RESULTS

    For the quarter ended December 31, 2004, McDermott recorded net income of $42.5 million, or 61 cents per diluted share. For the full year 2004, the Company's net income was $61.6 million, or 90 cents per share. Weighted average common shares outstanding on a fully diluted basis were approximately 69.6 million and 68.3 million for the end of the fourth quarter and full year 2004, respectively.
    Revenues in the quarter and year ended December 31, 2004 were $473.7 million and $1.9 billion, respectively, as accounted for under the percentage-of-completion accounting method. Operating income was $72.5 million and $145.9 million during these respective periods. During the fourth quarter and full year, operating income included approximately $15.2 million and $60.8 million, respectively, of corporate qualified pension expense.
    "The fourth quarter represented a solid culmination to our 2004 year," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "McDermott has now realized net income for three consecutive quarters, while at the same time our liquidity has strengthened, so I am encouraged by our progress. We look forward to resolving the remaining open issues with the SEC staff in the near term, and filing our 2004 Form 10-K as soon as practicable. McDermott had a successful 2004, and while there's still much left to accomplish, we are better positioned for the future as a result."

    UNAUDITED RESULTS OF OPERATIONS

    Fourth Quarter and Full Year 2004 Results

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $317.2 million and $1.37 billion in the fourth quarter and full-year 2004, respectively, as accounted for under the percentage-of-completion accounting method.
    Segment income was $36.7 million and $83.8 million for the fourth quarter and full-year 2004, respectively. Major projects contributing operating income during these periods were the fabrication projects for BP in Morgan City, Louisiana, the projects in Azerbaijan for AIOC, and certain marine projects. In addition, J. Ray recognized approximately $16.7 million during the fourth quarter and $46.6 million during the full year, in aggregate operating income from net improvements including income from change orders, insurance claims and productivity improvements in the recently completed EPIC projects which incurred substantial losses in prior years. Gains on asset sales provided an additional $13.7 million and $30.3 million of operating income during the fourth quarter and full-year 2004, respectively. These improvements were partially offset by an aggregate expense of $6.6 million and $14.5 million for the fourth quarter and full-year 2004, respectively, related to various items, including severance, Sarbanes-Oxley compliance expenses, additional vessel drydock expenses and compensation accruals. At December 31, 2004, J. Ray's backlog was $1.25 billion.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment were $156.5 million and $555.1 million in the fourth quarter and full-year 2004, respectively, as accounted for under the percentage-of-completion accounting method.
    Segment income was $29.5 million and $109.8 million for the fourth quarter and full-year 2004, respectively. During the fourth quarter and full-year 2004, BWXT continued to have strong margins in the manufacture of nuclear components and in uranium recovery, and has benefited from cost reduction activities. In addition, BWXT also received pension funding reimbursement during the fourth quarter and full year 2004 of $3.2 million and $11.8 million, respectively; however the associated pension expense was reflected in the corporate segment. As previously announced, beginning with the 2005 fiscal year McDermott will allocate the applicable pension expense to BWXT. BWXT's segment income includes $11.4 million and $32.6 million of equity income of investees for the quarter and year ended December 31, 2004, respectively. At December 31, 2004, BWXT's backlog was $1.7 billion.

    Corporate

    The corporate segment produced unallocated income of $6.2 million in the 2004 fourth quarter, reflecting a $27.7 million gain associated with the previously announced wind-up of a U.K. pension plan. For the year ended December 31, 2004, corporate had an unallocated expense of $49.7 million.

    Other Income and Expense

    The Company's other expense for the fourth quarter and full-year 2004 was $19.7 million and $43.5 million, respectively, which included net interest expense of $8.1 million during the fourth quarter and $30.5 million for the full year 2004.
    During the 2004 fourth quarter, revaluation of certain components of the estimated settlement cost related to The Babcock & Wilcox Company (""B&W") Chapter 11 proceedings generated an increase in the estimated cost of the settlement to $139.9 million, resulting in the recognition of other pretax expense of $8.9 million ($9.5 million after tax). This estimated settlement cost increase was due primarily to an increase in the closing price of McDermott's common stock from $11.80 per share at September 30, 2004 to $18.36 per share at December 31, 2004. For the year ended December 31, 2004, the estimated settlement cost increased $11.2 million, pretax ($11.9 million after-tax). As discussed in the Company's annual report on Form 10-K for the year ended December 31, 2003, the Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. B&W's revenues were $355.5 million and $1.37 billion in the fourth quarter and full-year 2004, respectively. B&W's net income for the 2004 fourth quarter was $18.3 million, increasing full-year 2004 net income to $99.1 million. As of December 31, 2004, B&W had cash and cash equivalents of $351.5 million. At December 31, 2004, B&W's backlog was $1.5 billion.

    LIQUIDITY

    At December 31, 2004, McDermott's consolidated unrestricted cash was $259 million, with J. Ray's unrestricted cash balance representing approximately $156 million of this total. In addition, McDermott's consolidated restricted cash balance was $178 million at December 31, 2004, with J. Ray representing $149 million of the consolidated amount. As of December 31, 2004, approximately $51 million of J. Ray's restricted cash was available for use on capital expenditures, in accordance with the indenture relating to J. Ray's senior secured notes issued in December 2003. As of March 11, 2005, McDermott's consolidated unrestricted cash balance was approximately $338 million, with J. Ray accounting for approximately $208 million of the total.

    INTERNAL CONTROLS

    McDermott's management has determined that as of December 31, 2004, J. Ray has remediated the previously disclosed material weakness regarding J. Ray's ability to forecast accurately total costs to complete fixed-price contracts, primarily first-of-a-kind projects, which were disclosed in McDermott's annual report on Form 10-K for the year ended December 31, 2003 and in its 2004 Form 10-Q filings. The remediation of this weakness as of December 31, 2004 was the result of improved controls throughout the bidding, contracting and project management process and implementation of new reporting procedures, improved information systems designs and enhanced communication processes throughout the J. Ray organization.
    During March 2005, McDermott's management completed its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 as required by Section 404 of the Sarbanes-Oxley Act of 2002, and determined the Company did not maintain effective controls over certain account reconciliations and access to application programs and data, which deficiencies management has determined represent material weaknesses. Specifically, account reconciliations in the Marine Construction Services segment in the Eastern Hemisphere were not being properly completed. Further, as of December 31, 2004, the Company identified control deficiencies at its business units with respect to access to financial application programs and data. As a result of these material weaknesses, the Company's independent registered public accounting firm is expected to issue an adverse report related to the effectiveness of the Company's internal control over financial reporting (which is different from the independent auditor's report on the Company's financial statements). Additionally, if as a result of the ongoing discussions with the SEC staff, the Company determines to change its accounting for the loss-generating EPIC projects mentioned above to the completed-contract accounting methodology, management will evaluate the impact that such a change may have on its report of the effectiveness of the Company's internal control over financial reporting.
    Neither the account reconciliation nor the access control deficiency referred to above resulted in a material adjustment to the 2004 interim or annual consolidated financial statements. McDermott is actively addressing these issues and will notify investors of material progress made in resolving these material weaknesses in future regulatory filings with the SEC. While the Company's internal control over financial reporting was not effective as of December 31, 2004, as a result of the material weaknesses noted above, McDermott's management believes that McDermott's financial statements present fairly in all material respects, the financial position and the results of operations of the Company.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements relating to the proposed settlement of the B&W Chapter 11 proceedings, resolution of the SEC staff's comments, the impact on McDermott's financial statements and results of operations for the fourth quarter and fiscal year 2004 if the completed contract accounting method were utilized, and the Company's position for the future. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that the SEC staff may not conclude its review process prior to the expiration of the 15 day extension, the B&W Chapter 11 settlement may not be finalized on the terms we have described and changes to McDermott's liquidity requirements. Additionally, all statements made regarding fourth quarter and fiscal year 2004 results (and prior period's results if we had applied the completed contract accounting method for the loss-generating EPIC projects) are unaudited and are subject to audit and other adjustments. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual report for the year ended December 31, 2003 and McDermott's 2004 quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

    Conference Call to Discuss 2004 Fourth Quarter Earnings Release

    Date: Wednesday, March 16, 2005, at 10:00 a.m. EST (9:00 a.m. CST)

    Live webcast: Investor Relations section of Web site at www.mcdermott.com

    Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                               EXHIBIT A
                               ---------

                     McDERMOTT INTERNATIONAL, INC.
     COMPARISON OF MCDERMOTT'S PERCENTAGE-OF-COMPLETION RESULTS AS
        REPORTED TO COMPLETED CONTRACT METHOD OF ACCOUNTING ON
                FIVE LOSS GENERATING EPIC PROJECTS (1)
                        (UNAUDITED, $ MILLIONS)

                            McDermott Expected   Annual difference to
                                Results if        reported results if
   McDermott Reported        Completed Contract   Completed Contract
       Results (2)              Accounting          Accounting Used
--------------------------  -------------------  --------------------
                   Pre-tax             Pre-tax              Pre-tax
  Full             Income/             Income/              Income/
  Year    Revenue  (Loss)    Revenue   (Loss)     Revenue   (Loss)
-------- --------- -------  --------- ---------  --------- ----------
  2001   $1,888.1    85.4   $1,779.1      82.3    $(109.0)      (3.1)

  2002    1,733.8  (773.6)   1,408.5    (778.5)    (325.3)      (4.9)

  2003    2,335.4   (80.9)   2,061.5     (72.9)    (273.9)       8.0

  2004    1,923.0   102.5    2,631.2     102.5      708.2          -

(1) Medusa, Devils Tower, Front Runner, Carina Aries, and Belanak projects

(2) Computed using percentage-of-completion accounting


                     McDERMOTT INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENTS OF INCOME (1)

                               Three Months Ended Twelve Months Ended
                                  December 31,        December 31,
                                     2004                2004
                               ------------------ -------------------
                                             (Unaudited)
                              (In thousands, except per share amounts)

Revenues                                $473,681           $1,923,019
----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations                     396,840            1,673,922
  Gain on settlements and
   curtailments of pension
   plans                                 (32,309)             (32,309)
  Losses (gains) on asset
   disposals and
   impairments-net                       (13,366)             (32,163)
  Selling, general and
   administrative expenses                61,532              203,262
----------------------------------------------------------------------
                                         412,697            1,812,712
----------------------------------------------------------------------
Equity in Income of Investees             11,564               35,617
----------------------------------------------------------------------
Operating Income                          72,548              145,924
----------------------------------------------------------------------
Other Income (Expense):
  Interest income                          2,232                5,574
  Interest expense                       (10,291)             (36,066)
  Estimated loss on The Babcock
   & Wilcox Company bankruptcy
   settlement                             (8,931)             (11,187)
  Other-net                               (2,677)              (1,779)
----------------------------------------------------------------------
                                         (19,667)             (43,458)
----------------------------------------------------------------------
Income from Continuing
 Operations before Provision for
 Income Taxes and Cumulative
 Effect of Accounting Change              52,881              102,466

Provision for Income Taxes                10,415               40,827
----------------------------------------------------------------------
Income from Continuing Operations
 before Cumulative Effect of
 Accounting Change                        42,466               61,639

Income from Discontinued
 Operations                                    -                    -
----------------------------------------------------------------------
Income before Cumulative
 Effect of Accounting Change              42,466               61,639
Cumulative Effect of
 Accounting Change                             -                    -
----------------------------------------------------------------------
Net Income                               $42,466              $61,639
----------------------------------------------------------------------
Income per Common Share:
 Basic:
   Income from Continuing
    Operations before Cumulative
    Effect of Accounting Change            $0.64                $0.94
   Income from Discontinued
    Operations                                $-                   $-
   Cumulative Effect of
    Accounting Change                         $-                   $-
   Net Income                              $0.64                $0.94
 Diluted:
   Income from Continuing Operations
    before Cumulative Effect of
    Accounting Change                      $0.61                $0.90
   Income from Discontinued
    Operations                                $-                   $-
   Cumulative Effect of
    Accounting Change                         $-                   $-
   Net Income                              $0.61                $0.90
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
                   CONSOLIDATED STATEMENTS OF INCOME

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                      2004                2004
                                ------------------ -------------------
                                             (Unaudited)

Weighted Average Common Shares
  Basic                               66,102,386           65,688,361
  Diluted                             69,583,607           68,268,131
----------------------------------------------------------------------

(1) Accounted for under the percentage-of-completion accounting method.


                     McDERMOTT INTERNATIONAL, INC.
                   SELECTED SEGMENT INFORMATION (1)

                                        Three Months    Twelve Months
                                            Ended           Ended
                                         December 31,    December 31,
                                            2004            2004
                                       ---------------- --------------
                                          (Unaudited, In thousands)
REVENUES
     Marine Construction Services             $317,177     $1,367,923
     Government Operations                     156,488        555,093
     Power Generation Systems                        -              -
     Adjustments and Eliminations                   16              3
----------------------------------------------------------------------
     TOTAL                                    $473,681     $1,923,019
----------------------------------------------------------------------
SEGMENT OPERATING INCOME (LOSS)
     Marine Construction Services              $36,712        $83,841
     Government Operations                      29,509        109,849
     Power Generation Systems                       80          1,891
----------------------------------------------------------------------
                                                66,301        195,581
     Corporate                                   6,247        (49,657)
----------------------------------------------------------------------
     TOTAL                                     $72,548       $145,924
----------------------------------------------------------------------
EQUITY IN INCOME (LOSS) OF INVESTEES (2)
     Marine Construction Services                 $(90)        $1,886
     Government Operations                      11,352         32,564
     Power Generation Systems                      302          1,167
----------------------------------------------------------------------
     TOTAL                                     $11,564        $35,617
----------------------------------------------------------------------
DEPRECIATION & AMORTIZATION EXPENSE (2)
     Marine Construction Services               $6,936        $24,036
     Government Operations                       3,445         12,567
     Power Generation Systems                        -              -
     Corporate                                     891          3,690
----------------------------------------------------------------------
     TOTAL                                     $11,272        $40,293
----------------------------------------------------------------------
CAPITAL EXPENDITURES
     Marine Construction Services               $4,900        $12,645
     Government Operations                      12,661         22,211
     Power Generation Systems                        -              -
     Corporate                                     716            999
----------------------------------------------------------------------
     TOTAL                                     $18,277        $35,855
----------------------------------------------------------------------
BACKLOG
     Marine Construction Services           $1,252,055     $1,252,055
     Government Operations                   1,700,243      1,700,243
----------------------------------------------------------------------
     TOTAL                                  $2,952,298     $2,952,298
----------------------------------------------------------------------

(1) Accounted for under the percentage-of-completion accounting method.

(2) Included in Segment Operating Income (Loss) above.


                     McDERMOTT INTERNATIONAL, INC.
              ITEMS INCLUDED IN CONTINUING OPERATIONS (1)

                                Three Months Ended Twelve Months Ended
                                    December 31,       December 31,
                                      2004                2004
                                ------------------ -------------------
                                       (Unaudited, In Millions)

ITEMS INCLUDED IN OPERATING
 INCOME (LOSS):
  Marine Construction Services
    Contract cost adjustments on
     loss projects                          $16.7               $46.6
    Gain on sale of assets                   13.7                30.3
    Miscellaneous items, net                 (6.6)              (14.5)
    ------------------------------------------------------------------
  TOTAL                                     $23.8               $62.4
  --------------------------------------------------------------------
  Government Operations
    Pension funding reimbursement            $3.2               $11.8
    Miscellaneous items                         -                 3.2
    ------------------------------------------------------------------
  TOTAL                                      $3.2               $15.0
  --------------------------------------------------------------------
  Corporate
    Qualified pension plan expense         $(15.2)             $(60.8)
    Gain on U.K. pension plans               27.7                27.7
    ------------------------------------------------------------------
  TOTAL                                     $12.5              $(33.1)
  --------------------------------------------------------------------
OTHER ITEMS:
  Estimated change in B&W
   bankruptcy settlement                    $(8.9)             $(11.2)
  Tax impact on B&W settlement                0.6                 0.7
  --------------------------------------------------------------------
  Net After Tax Effect                      $(9.5)             $(11.9)
  --------------------------------------------------------------------

(1) Accounted for under the percentage-of-completion accounting method.


                     McDERMOTT INTERNATIONAL, INC.
                    CONSOLIDATED BALANCE SHEETS (1)


                             ASSETS
                                                   December 31,
                                                      2004
                                            --------------------------
                                            (Unaudited, In thousands)
Current Assets:
  Cash and cash equivalents                              $259,319
  Restricted cash and cash equivalents                    111,455
  Accounts receivable - trade, net                        226,731
  Accounts receivable from The Babcock &
   Wilcox Company                                           6,121
  Accounts and notes receivable -
   unconsolidated affiliates                               29,330
  Accounts receivable - other                              71,522
  Contracts in progress                                    72,355
  Deferred income taxes                                     9,813
  Other current assets                                     13,277
----------------------------------------------------------------------
  Total Current Assets                                    799,923
----------------------------------------------------------------------
Restricted cash and cash equivalents                       66,498
----------------------------------------------------------------------
Property, Plant and Equipment:
  Land                                                     11,717
  Buildings                                               114,318
  Machinery and equipment                                 925,236
  Property under construction                              36,043
----------------------------------------------------------------------
                                                        1,087,314
  Less accumulated depreciation                           780,225
----------------------------------------------------------------------
  Net Property, Plant and Equipment                       307,089
----------------------------------------------------------------------
Restricted Investments:
  Government obligations                                   13,257
  Other investments                                        28,627
----------------------------------------------------------------------
  Total Investments                                        41,884
----------------------------------------------------------------------
Goodwill                                                   12,926
----------------------------------------------------------------------
Prepaid Pension Costs                                           -
----------------------------------------------------------------------
Other Assets                                              158,612
----------------------------------------------------------------------
  TOTAL                                                $1,386,932
----------------------------------------------------------------------

(1) Accounted for under the percentage-of-completion accounting method.


                     McDERMOTT INTERNATIONAL, INC.
                    CONSOLIDATED BALANCE SHEETS (1)

                  LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                   December 31,
                                                       2004
                                             -------------------------
                                             (Unaudited, In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                                         $12,009
  Accounts payable                                        114,235
  Accounts payable to The Babcock & Wilcox
   Company                                                 55,180
  Accrued employee benefits                                79,362
  Accrued liabilities - other                             163,649
  Accrued contract costs                                   81,591
  Advance billings on contracts                           217,053
  U.S. and foreign income taxes payable                    18,612
----------------------------------------------------------------------
     Total Current Liabilities                            741,691
----------------------------------------------------------------------
Long-Term Debt                                            268,011
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                                26,315
----------------------------------------------------------------------
Self-Insurance                                             61,715
----------------------------------------------------------------------
Pension Liability                                         328,852
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox Company
 Bankruptcy Settlement                                    112,103
----------------------------------------------------------------------
Other Liabilities                                         109,688
----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Deficit:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   69,560,726 shares at December 31, 2004                  69,561
  Capital in excess of par value                        1,122,055
  Accumulated deficit                                  (1,060,908)
  Treasury stock at cost, 2,341,902 shares
   at December 31, 2004                                   (64,625)
  Accumulated other comprehensive loss                   (327,526)
----------------------------------------------------------------------
     Total Stockholders' Deficit                         (261,433)
----------------------------------------------------------------------
     TOTAL                                             $1,386,932
----------------------------------------------------------------------

(1) Accounted for under the percentage-of-completion accounting method.


                       McDERMOTT INTERNATIONAL, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (1)

                                               Year Ended December 31
                                                       2004
                                              ------------------------
                                             (Unaudited, In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                            $61,639
  Depreciation and amortization                        40,293
  Income or loss of investees, less
   dividends                                            7,138
  Loss (gain) on asset disposals and
   impairments - net                                  (32,163)
  Provision for (benefit from) deferred
   taxes                                              (24,406)
  Gain on sale of businesses                                -
  Impairment of J. Ray McDermott, S.A.
   goodwill                                                 -
  Loss on write-off of investment in The
   Babcock & Wilcox Company                                 -
  Estimated loss on The Babcock & Wilcox
   bankruptcy settlement                               11,187
  Cumulative effect of accounting change                    -
     Other                                             11,495
     Changes in assets and liabilities, net
      of effects from acquisitions and
      divestitures:
     Accounts receivable                              (88,470)
     Accounts payable                                 (19,400)
     Net contracts in progress and advance
      billings                                         38,185
     Income taxes                                      35,729
     Accrued liabilities                               17,343
     Pension liability                                 17,460
     Other, net                                       (10,724)
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES              65,306
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                            2,527
Purchases of property, plant and equipment            (35,644)
Purchases of available-for-sale securities           (139,219)
Maturities of available-for-sale securities           134,628
Sales of available-for-sale securities                  6,069
Proceeds from asset disposals                          89,184
Other                                                      (1)
----------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES              57,544
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt                                  -
Payment of long-term debt                                   -
Payment of debt issuance costs                         (3,768)
Increase (decrease) in short-term borrowing           (36,750)
Issuance of common stock                                2,800
Other                                                    (629)
----------------------------------------------------------------------
NET CASH (USED IN) FINANCING ACTIVITIES               (38,347)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH                   26
----------------------------------------------------------------------

(1) Accounted for under the percentage-of-completion accounting method.


                       McDERMOTT INTERNATIONAL, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31
                                                      2004
                                             ------------------------
                                            (Unaudited, In thousands)

NET INCREASE IN CASH AND CASH EQUIVALENTS             84,529
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING
   OF PERIOD                                         174,790
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD          $259,319
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)               $36,317
  Income taxes (net of refunds)                      $70,699
----------------------------------------------------------------------

(1) Accounted for under the percentage-of-completion accounting method.


    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com